AS FILED WITH THE U. S. SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 2014

REGISTRATION NO. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

EnzymeBioSystems

(Exact name of registrant as specified in its charter)

_________________

Nevada	2834	27-0464302
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Number)	Identification No.)

16773 W Park Drive

Chagrin Falls, Ohio 44023

(Address of Principal Executive Offices) (Zip Code)

(440) 708-0012

(Registrant’s telephone number, including area code)

Anushavan Yeranosyan

16773 W Park Drive

Chagrin Falls, Ohio 44023

Phone: (440) 708-0012

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES OF ALL CORRESPONDENCE TO:

THOMAS C. COOK, ESQ.

LAW OFFICES OF THOMAS C. COOK, LTD.

500 N. RAINBOW BLVD., SUITE 300

LAS VEGAS, NV 89107

PHONE: (702) 221-1953

FAX: (702) 221-1963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company.

Large accelerated filer ☐	Accelerated files	o
Non-accelerated filer ☐	Smaller Reporting Company	þ
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	6,914,022	$0.57	$3,940,993	$507.60

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the last price of the last trade of the Common Stock on the OTC Bulletin Board on June 11, 3014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART I - INFORMATION REQUIRED IN PROSPECTUS Registration No. 333-________

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U. S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [DATE], 2014

PRELIMINARY PROSPECTUS

ENZYMEBIOSYSTEMS

6,914,022 SHARES OF

COMMON STOCK - $0.57 PER SHARE

The selling stockholders of EnzymeBioSystems (the "Company") named in this prospectus are offering shares of Common Stock through this Prospectus. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders. Our Common Stock is presently quoted on the OTC-Bulletin Board, under the stock symbol: ENZB. The 6,914,022 shares of our Common Stock offering by the selling shareholders is at a fixed price of $0.57 per share for the entire duration of the offering. The purchase of the securities offered through this prospectus involves a high degree of risk.

Selling shareholders are underwriters as defined under the Securities Act of 1933. Although our shares are quoted on the OTC-BB, there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an inactive trading market, investors may be unable to liquidate their investment or make any profit from the investment. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders of our Company.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

Neither the U. S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this Prospectus is [Date]

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the "Company," "we," "us," and "our" refer to EnzymeBioSystems unless the context otherwise requires. The term "fiscal year" refers to our fiscal year ended June 30. Unless otherwise indicated the term "Common Stock" refers to shares of the Company's common stock.

ABOUT OUR COMPANY

EnzymeBioSystems was organized June 26, 2009 (Date of Inception) under the laws of the State of Nevada, as EnzymeBioSystems. We manufacture specialty enzymes and enzyme related products. We utilize enzyme technologies to develop commercial solutions for a broad range of applications within the specialty chemical industry. See "EnzymeBioSystems Business Plan" under Description of Business.

Our principal offices are currently located at 16773 W Park Drive, Chagrin Falls, Ohio 44023. Our telephone number is (440) 708-0012.

TERMS OF THE OFFERING

The selling stockholders named in this Prospectus are offering shares of Common Stock of the Company for their own account (the "Offering"). We will not receive any of the proceeds from the sale of these shares of Common Stock. There will be 33,283,587 shares of our Common Stock outstanding prior to this Offering. The fixed price of $0.57 (the "Offering Price") was determined based upon the price the shares of most recently quoted on the OTC-Bulletin Board. The Common Stock was sold to our stockholders in an offering conducted pursuant to Regulation S, whereby all stockholders represented to us that they are non-U.S. persons as such is defined under Regulation S. The offering by the selling shareholders is at a fixed price of $0.57 per share for the entire duration of the offering. Although our stock is currently quoted on the OTC-BB, there is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of the Common Stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

The Offering

Securities Being Offered:	Up to 6,914,022 shares of common stock

Fixed Price:

The offering by the selling shareholders is

at a fixed price of $0.57 per share for

the entire duration of the offering. We

determined this fixed price is based upon the

price of our stock on the OTC-Bulletin Board.

Terms of the Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Securities Issued and to be Issued

33,283,587 shares of our common stock are

issued and outstanding as of the date of

this Prospectus. All of the common stock

to be sold under this Prospectus will be

sold by existing shareholders. The Selling

shareholders are underwriters as defined

under the Securities Act of 1933.

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

OTC Symbol	ENZB

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in our common stock.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the year ended June 30, 2013 is derived from our audited financial statements and the interim financials for the period ending March 31, 2014 is derived from our unaudited financial statements.

Balance Sheet Data
	March, 31, 2014 (unaudited)	Year ended June 30, 2013 (audited)
Total cash and equivalents	$ 457,818	$ 25,580

Total current assets	457,818	25,580

Total Assets	$ 457,818	$ 25,580

Total current liabilities	75,311	76,452
Total liabilities	$ 75,311	$ 76,452

Income Statement Data
	For the nine months ended March 31, 2014 (unaudited)	Year ended June 30, 2013 (audited)
Revenues	$ -	$ -
Total expenses	29,137	79,794
Net loss	$ (30,121)	$(79,794)

Net loss per share – basic	$ (0.00)	$ (0.00)

RISK FACTORS

All parties and individuals reviewing this prospectus and considering us as an investment should be aware of the financial risk involved. When deciding whether to invest or not, careful review of the risk factors set forth herein and consideration of forward-looking statements contained in this registration statement should be adhered to. Prospective investors should be aware of the difficulties encountered as we face all the risks including competition, and the need for additional working capital. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

You should read the following risk factors carefully before purchasing our common stock.

RISK FACTORS RELATING TO OUR COMPANY

RISK FACTORS RELATING TO OUR FINANCIAL CONDITION

1. We have a limited historical financial information upon which you may evaluate our performance.

We have a limited history and we are subject to all risks inherent in a developing business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with manufacturing specialty enzymes and the competitive and regulatory environment in which we operate. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of research. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

2. As we have never minimal revenues since our inception, there is no assurance that we will be able to continue as a going concern.

Our financial statements included with this Annual Report for the year ended June 30, 2013, have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended June 30, 2013. Because the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the company can continue as a going concern, it may be more difficult for the company to attract investors. Since our auditor’s have raised a substantial doubt about our ability to continue as a going concern, this typically results greater difficulty to obtain loans than businesses that do not have a qualified auditors opinion. Additionally, any loans we might obtain may be on less advantageous terms. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the sale of our future enzyme products. We plan to seek additional funds through private placements of our common stock. You may be investing in a company that will not have the funds necessary to continue to deploy its business strategies. If we are not able to achieve revenues or find financing, then we likely will be forced to cease operations and investors will likely lose their entire investment, investors may lose their entire investment.

3. WE MAY NOT BE ABLE TO ATTAIN PROFITABILITY WITHOUT ADDITIONAL FUNDING, WHICH MAY BE UNAVAILABLE.

We have prepared audited financial statements for the year end for June 30, 2013, which show we cash and cash equivalents of $25,580 as of March 31, 2014, we show unaudited cash of $457,818. Our ability to continue to operate as a going concern is fully dependent upon the Company obtaining sufficient financing to continue its development and operational activities. The ability to achieve profitable operations is in direct correlation to our ability to generate revenues or raise sufficient financing. It is important to note that even if the appropriate financing is received, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from its operation. Management believes, for the next twelve months, it has sufficient funds available to implement its business, on a limited basis.

4. IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY AGAINST LARGER BIOMEDICAL MANUFACTURERS WITH GREATER RESOURCES, OUR PROSPECTS FOR FUTURE SUCCESS WILL BE JEOPARDIZED.

We will face intense competition from larger and better-established biomedical manufacturers that may prevent us from ever becoming a significant company. Management expects the competition to intensify in the future. Pressures created by our future competitors could negatively impact our business, results of operations and financial condition.

Many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources. In addition, our competitors may acquire or be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed competitors. Therefore, some of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to product development. There can be no assurance that we will be able to compete successfully against current and future competitors.

COMPANY RISK FACTORS

5. IF WE ARE UNABLE TO RESPOND EFFECTIVELY AS TECHNOLOGIES AND MARKET TRENDS EMERGE, OUR COMPETITIVE POSITION AND OUR ABILITY TO GENERATE REVENUES AND PROFITS MAY BE HARMED.

To be successful, we must keep pace with rapid changes in enzyme research and technology, changing customer requirements, new innovations by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. For example, if new enzyme applications are introduced by our competitors not part by our technology, or if effective new sources of enzymes are discovered, our future products and technology could become less competitive or obsolete. If competitors develop innovative applications and technology that is superior to ours or if we fail to accurately anticipate market trends and respond on a timely basis with our own innovations, our potential competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain, or sustain, profitability.

6. THERE MAY BE A POSSIBLE INABILITY TO FIND SUITABLE EMPLOYEES.

In order to implement our business plan, management recognizes that additional staff will be required. No assurances can be given that we will be able to find suitable employees that can support our needs or that these employees can be hired on favorable terms. We do not plan to hire any additional employees until our cash flows can justify the expense. When we are ready to hire new employees, we will most likely look for people who have some type of chemistry experience or a working knowledge of chemical engineering, which may be difficult to find.

7. WE MAY BE LIABLE FOR THE PRODUCTS WE PLAN TO PRODUCE.

There is no guarantee that the level of insurance coverage we secure will be adequate to protect us from risks associated with claims that exceed the level of coverage maintained. As a result of our limited operations to date, no threatened or actual claims have been made upon us for product liability.

8. THE ENZYME COMPOUND INDUSTRY IS SUBJECT TO PRICING PRESSURES THAT MAY CAUSE US TO REDUCE THE FUTURE GROSS MARGINS FOR OUR PRODUCTS.

If we are able to become operational management believes to be competitive, we might be required to adjust our prices in response to industry-wide pricing pressures. Our competitors may possibly source from regions with lower costs than those of our sourcing partners and those competitors may apply such additional cost savings to further reduce prices.

We are not currently operational. If we are able to become operational management believes increased customer demands for markdown allowances, incentives and other forms of economic support might reduce our gross margins and affect our profitability. Our financial performance may be negatively affected by these pricing pressures if we are forced to reduce our prices without being able to correspondingly reduce our costs for finished goods or if our costs for finished goods increase and we cannot increase our prices. Management wants investors to know that there are no assurances that we may ever achieve acceptable operating margins, we may never obtain any share of the market, or be able to establish any value for our enzyme products.

9. THE LOSS OF ONE OR MORE OF OUR FUTURE SUPPLIERS OF RAW MATERIALS MAY INTERRUPT OUR SUPPLIES.

We plan to purchase our raw materials from a limited number of third-party suppliers. We do not have any material or long-term contracts in place with any suppliers at this time. Furthermore, our future suppliers also purchase the components of our products from a limited number of suppliers. The loss of one or more of these vendors could interrupt our supply chain and impact our ability to deliver products to our customers, which would have a material adverse effect on our future net sales and profitability.

10. INCREASES IN THE PRICE OF RAW MATERIALS USED TO MANUFACTURE OUR ENZYME PRODUCTS COULD MATERIALLY INCREASE OUR COSTS AND DECREASE OUR PROFITABILITY.

The prices for enzyme components are dependent on the market price for the raw materials used to produce them. There can be no assurance that prices for these and other raw materials will not increase in the near future.

These raw materials are subject to price volatility caused by supply conditions, power outages, government regulations, economic climate and other unpredictable factors. Any raw material price increase would increase our cost of sales and decrease our future profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking advantage of any reductions in raw material prices or favorable sourcing agreements, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have a material and adverse effect on our business, results of operations and financial condition.

11. We do not own equipment with the capacity to manufacture products on a commercial scale. If we are unable to access the capacity to manufacture products in sufficient quantity, we may not be able to commercialize our products or generate significant sales.

We have only limited experience in enzyme manufacturing, and we do not have our own internal capacity to manufacture specialty enzyme products on a commercial scale. We expect to be dependent to a significant extent on third parties for commercial scale manufacturing of our specialty enzyme products. We do not have any arrangements with third parties that have the required manufacturing equipment and available capacity to manufacture our commercial enzymes. While we plan to build our own pilot development facility, we will continue to depend on third parties for large-scale commercial manufacturing. Any difficulties or interruptions of service with our third party manufacturers or our own pilot manufacturing facility could disrupt our research and development efforts, delay our commercialization of specialty enzyme products, and harm our relationships with our specialty enzyme strategic partners, collaborators, or customers.

12. We may pursue specialty enzyme products that ultimately require more resources than we anticipate or which may be technically unsuccessful.

We currently have only limited resources and capability to develop, manufacture, market, sell, or distribute specialty enzyme products on a commercial scale. We will determine which specialty enzyme products to pursue independently based on various criteria, including: investment required, estimated time to market, regulatory hurdles, infrastructure requirements, and industry-specific expertise necessary for successful commercialization. At any time, we may modify our strategy and pursue collaborations for the development and commercialization of some specialty enzyme products that we had intended to pursue independently. We may pursue specialty enzyme products that ultimately require more resources than we anticipate or which may be technically unsuccessful. In order for us to commercialize more specialty enzyme products directly, we would need to establish or obtain through outsourcing arrangements additional capability to develop, manufacture, market, sell, and distribute such products. If we are unable to successfully commercialize specialty enzyme products resulting from our internal product development efforts, we will continue to incur losses in our specialty enzymes business, as well as in our business as a whole. Even if we successfully develop a commercial specialty enzyme product, we may not generate significant sales and achieve profitability in our specialty enzymes business, or in our business as a whole.

13. We may not be able to develop manufacturing capacity sufficient to meet demand in an economical manner or at all.

If demand for enzyme products increases beyond the scope of our future production facilities, we may incur significant expenses in the expansion and/or construction of production facilities and increases in personnel in order to increase production capacity. Any unanticipated expansion requirements may cause complications for delays in production, which could result in a loss of business and customers. To finance the expansion of a commercial-scale production facility is complex and expensive. We cannot assure you that we will have the necessary funds to finance the development of production facilities, or that we will be able to develop this infrastructure in a timely or economical manner, or at all.

14. Our officers have no experience in operating an operational specialty enzyme company, and have no experience in evaluating the success of future products.

Our executive officers, who have chemical engineering education, have no experience in operating a specialty enzyme Company. Their work history includes working for an antibiotic laboratory, managing a medical supply company and working as a production engineer. They have no experience in independently developing, manufacturing, marketing, selling, and distributing commercial specialty enzyme products. Due to their lack of experience, our executive officers may make wrong decisions and choices regarding selection of products to pursue on behalf of the Company. Consequently, our Company may suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations, which will result in the loss of your investment.

15. We expect that certain enzyme development will require us to use hazardous materials in our business. Any claims relating to improper handling, storage, or disposal of these materials could be time consuming and costly and could adversely affect our business and results of operations.

Our research and development processes may involve the controlled use of hazardous materials, including chemical, and biological materials. We cannot eliminate entirely the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling, and disposal of these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. In addition, compliance with applicable environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development, or production efforts. We plan to purchase insurance to protect us from potential losses; however, at this time, we do not have any insurance coverage for accidental contamination, discharge or any resultant injury from these hazardous materials.

16. We are subject to all governmental rules, laws and regulations relating to the biomedicals industry in the U.S.

We are subject to all governmental rules, laws and regulations relating to the biomedical industry in the U.S., and we fully intend to comply therewith.

Biologically derived enzyme products are regulated in the United States based on their application, by either the United States Food and Drug Administration ("FDA"), or the Environmental Protection Agency ("EPA"), or, in the case of plants and animals, the United States Department of Agriculture ("USDA"). In addition to regulating drugs, the FDA also regulates food and food additives, feed and feed additives, and GRAS (Generally Recognized As Safe) substances used in the processing of food. The EPA regulates biologically derived chemicals not within the FDA's jurisdiction.

Under current FDA policy, our future products will most likely come within the FDA's jurisdiction, may be subject to lengthy FDA reviews and unfavorable FDA determinations if they raise safety questions which cannot be satisfactorily answered, if results do not meet regulatory requirements or if they are deemed to be food additives whose safety cannot be demonstrated. An unfavorable FDA ruling could be difficult to resolve and could prevent a product from being commercialized. Even after investing significant time and expenditures, we may not obtain regulatory approval for any drug products that incorporate our technologies or inventions.

The EPA regulates biologically derived chemical substances not within the FDA's jurisdiction. An unfavorable EPA ruling could delay commercialization or require modification of the production process resulting in higher manufacturing costs, thereby making the product uneconomical. In addition, the USDA may prohibit genetically engineered plants from being grown and transported except under an exemption, or under controls so burdensome that commercialization becomes impracticable. Our future products may not be exempted by the USDA.

Further, there is no assurance the governmental agencies having jurisdiction over us, our operations and properties, will not enact laws, rules and/or regulations in the future which may have an adverse impact on us and our operations.

17. Our results of operations may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. We will need to meet a significant number of environmental and other regulations and standards established by various federal, state and local regulatory agencies.

In addition, some of these laws and regulations require our contemplated facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. As these regulations and standards evolve, and if new regulations or standards are implemented, we may be required to modify our proposed facilities and processes or develop and support new facilities or processes and this will increase our costs. Any failure to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay our production of specialty enzyme products. Any inability to address these requirements and any regulatory changes could have a material adverse effect on our specialty enzyme business, financial condition and operating results.

A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

18. Our management and largest shareholder controls a large block of our common stock that will allow them to control the Company.

As of June 17, 2014, our officers, directors and single largest shareholder owned approximately 63% of our outstanding common stock. As a result, our officers and largest shareholder will have the ability to control substantially all matters submitted to our stockholders for approval including:

a)      election of our board of directors;

b)      removal of any of our directors;

c)      amendment of our Articles of Incorporation or bylaws; and

d)      adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, these two individuals have the ability to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our director and executive officer could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Investors will own a minority percentage of the Company’s common stock and will have minority voting rights. Investors will not have the ability to control either a vote of the Company’s Shareholders or Board of Directors.

19. Some of our officers and directors have other business ventures.

As disclosed in their biographies contained herein, some of our officers and directors work with other companies in addition to their work for us. Anushavan Yeranosyan is a part-time financial advisor of A&A Medical Supply, LLC. A&A Medical Supply distributes medical supplies to the health care industry. Although none of our officers and directors are currently working for any other companies in the biomedical industry, they are not prohibited from doing so.

Ashot Martirosyan, our President, plans to devote 20 hours per week of his time to our business, and Anushavan Yeranosyan, our Secretary/Treasurer plans to devote 10 hours per week of his time to our business. Anushavan Yeranosyan's other activities may prevent him from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. Therefore, it is possible that a conflict of interest with regard to his time may arise based on his involvement in other activities.

If one or more of our officers or directors began working for another biomedical company it could take away from the time they currently spend working on our business affairs and could create a potential conflict of interest. We do not have any employment agreements with any of your officers, which means they are not obligated to continue to work for the Company and can resign their positions whenever they are inclined to do so.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

20. Future sales of shares by existing Controlling stockholders could cause our stock price to decline, FURTHER, Certain shares of our common stock are restricted from immediate resale.

If our existing controlling stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of April 23, 2014, we have 33,283,587common shares issued and outstanding. There are 11,500,000 registered shares freely tradable, without restriction. Our officers own 6,000,000 common shares. If in the future, if they decide to sell their shares or if it is perceived that they will be sold, to the extent permitted by the Rules 144 and 701 under the Securities Act, the trading price of our common stock could decline.

The 6,000,000 shares of common stock, owned by our two officers are restricted from immediate resale in the public market. The restricted shares are restricted in accordance with Rule 144, which states that if unregistered, restricted securities are to be sold, a minimum of one year must elapse between the later of the date of acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale of those securities in reliance on Rule 144. The Rule 144 restrictive legend remains on the stock until the holder of the stock holds the stock for longer than six months (unless an affiliate) and meets the other requirements of Rule 144 to have the restriction removed. The sale or resale of those shares in the public market, or the market’s expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

21. We have never declared dividends on our common stock and do not plan to do so in the foreseeable future.

We intend to retain any future earnings to finance the operation and expansion of its business and do not anticipate paying any cash dividends in the foreseeable future. As a result, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any. You should not rely on an investment in our company if you require dividend income. The only possibility of any income to investors would come from any rise in the market price of your stock, which is uncertain and unpredictable.

A holder of common stock will be entitled to receive dividends only when, as, and if declared by the Board of Directors out of funds legally available therefore. We have never issued dividends on our common stock. Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, and other circumstances.

22. Holders of our common stock have a risk of potential dilution if we issue additional shares of common stock in the future.

Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our common stock, the future issuance of additional shares of our common stock would cause immediate, and potentially substantial, dilution to the net tangible book value of those shares of common stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of our issued and outstanding shares could have a material effect on the market value of the shares.

23. We do not have insurance and, therefore, liability we incur could have substantial impact on our ability to continue as a going concern.

We have limited capital and, therefore, we do not currently have a policy of insurance against liabilities arising out of the negligence of our officers and directors and/or arising from deficiencies in any of our business operations. Even assuming we obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against us, our officers and directors, or our business operations or assets. Any such liability which might arise could be substantial and would likely exceed our total assets. However, our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted under Nevada law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons, it is the opinion of the U. S. Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

24. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud and as a result, investors may be misled and lose confidence in our financial reporting and disclosures, and the price of our common stock may be negatively affected.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal control over financial reporting. A "significant deficiency" means a deficiency or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness yet important enough to merit attention by those responsible for oversight of the Company’s financial reporting. A "material weakness" is a deficiency or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

As of June 30, 2013 management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting. The matters involving internal controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; and (2) inadequate segregation of duties consistent with control objectives.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover "material weaknesses" in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Failure to provide effective internal controls may cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce accurate, reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, these deficiencies may negatively impact our business and operations.

25. LOW-PRICED STOCKS MAY AFFECT THE RESELL OF OUR SHARES.

Penny Stock Regulation Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. When the Registration Statement becomes effective and the Company's securities become registered, the stock will likely have a trading price of less than $5.00 per share and will not be traded on any exchanges. Therefore, the Company's stock is initially selling at $0.01 per share they will become subject to the penny stock rules and investors may find it more difficult to sell their securities, should they desire to do so.

26. IN THE FUTURE, WE WILL INCUR INCREMENTAL COSTS AS A RESULT OF OPERATING AS A PUBLIC COMPANY, AND OUR MANAGEMENT WILL BE REQUIRED TO DEVOTE SUBSTANTIAL TIME TO COMPLIANCE INITIATIVES.

Because we are a fully reporting company with the SEC, we will incur additional legal, accounting and other expenses. Moreover, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We expect to incur approximately $10,000 of incremental operating expenses in 2014.

USE OF PROCEEDS

The selling stockholders are selling shares of Common Stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

DILUTION

The Common Stock to be sold by the selling stockholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DETERMINATION OF OFFERING PRICE

The offering by the selling shareholders is at a fixed price of $0.57 per share for the entire duration of the offering. We determined this fixed price is based upon the price of the last sale of our common stock on the OTC-BB on April 30, 2014.

SELLING STOCKHOLDERS

The shares of Common Stock being offered for sale by the selling stockholders hereunder consist of 6,914,022 shares of our Common Stock held by six (6) stockholders who purchased the Common Stock in an offering exempt from registration pursuant to the exemption provided by Regulation S.

Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

The selling stockholders may from time-to-time offer and sell any or all of their shares during the duration of this Offering at the fixed price of $0.57 per share.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The table lists the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this Prospectus, the shares of Common Stock covered by this Prospectus that may be disposed of by each of the selling stockholders and the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this Prospectus are sold.

The shares beneficially owned have been determined in accordance with rules promulgated by the U. S. Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered. The selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Except as may be indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

The following table sets forth, with respect to the selling shareholders (i) the number of shares of common stock beneficially owned as of June 17, 2014; (ii) the total percentage of shares beneficially owned prior to the offering; (iii) the maximum number of shares of common stock which may be sold by the selling shareholders under this prospectus; (iv) the number of shares of common stock which will be owned after the offering by the selling shareholders; and (v) the total percentage of shares beneficially owned upon completion of the offering. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 33,283,587 shares outstanding as of the date of this prospectus.

Name of Selling Stockholder	Total Number of Shares Beneficially Owned Prior to Offering	Total Percentage of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Total Percentage of Shares Beneficially Owned Upon Completion of Offering
				0	0.0%
Fleetwood Investments, Inc. (1)	1,369,863	4.3%	1,369,863	0	0.0%
Pigeon Rock Group(2)	326,157	1.0%	326,157	0	0.0%
Quattro Associates (3)	7,565232	24.0%	1,695,667	5,869,565	18.6%
Rycon Corporation (4)	782,609	2.5%	782,609	0	0.0%
STSV Investments (5)	1,369,863	4.3%	1,369,863	0	0.0%
Oceanside Strategies, Inc.(6)	1,369,863	4.3%	1,369,863	0	0.0%

1) Fleetwood Investments, Inc., 8473 163 St., Surrey, BC V4N 6M7, Canada, Jessica McRae, is the beneficial owner who has the ultimate voting control over the shares held this entity. Fleetwood Investments, Inc. purchased these shares under Regulation S, utilizing its investment funds from its corporate treasury.

2) Pigeon Rock Group, 10th Floor, Adonis Building, Bchara Al Khoury Road, Beirut, Lebanon, A. K. Samer is the beneficial owner who has the ultimate voting control over the shares held by this entity. Pigeon Rock Group purchased these shares under Regulation S, utilizing its investment funds from its corporate treasury.

3) Quattro Associates, Hunkins Waterfront Plaza, Suite 556, Main Street, Charlestown, Nevis, Lindsay Oliver, is the beneficial owner who has the ultimate voting control over the shares held by this entity. Quattro Associates purchased these shares under Regulation S, utilizing its investment funds from its corporate treasury.

4) Rycon Corporation, Suite 518, #10 Market Street, Grand Cayman, Cayman Islands. Brian Rypien, is the beneficial owner who has the ultimate voting control over the shares held by this entity. Rycon Corporation purchased these shares under Regulation S, utilizing its investment funds from its corporate treasury.

5) STSV Investments, c/o 403F, Jolly Harbour, St. Mary, Antigua, WI, Ernie Leung, is the beneficial owner who has the ultimate voting control over the shares held this entity. STSV Investments purchased these shares under Regulation S, utilizing its investment funds from its corporate treasury.

6) Oceanside Strategies, Inc., 10 Market Street #688, Grand Cayman, Cayman Islands KY19006, Dain Currie, is the beneficial owner who has the ultimate voting control over the shares held by this entity. Oceanside Strategies, Inc. purchased these shares under Regulation S, utilizing its investment funds from its corporate treasury.

To our knowledge, none of the selling stockholders or their beneficial owners:

  other than as noted above, has had a material relationship with us other than as a stockholder at any time within the past three years; or

  has ever been one of our officers or directors or an officer or director of our predecessors or affiliates are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders are underwriters as defined under the Securities Act of 1933. The offering by the selling shareholders is at a fixed price of $0.57 per share for the entire duration of the offering.

Although our stock is listed on the OTC-BB, there has been very little trading activity. If and when a market develops for our Common Stock, the shares may be sold or distributed from time-to-time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. At such time, the distribution of the shares may be effected in one or more of the following methods:

  ordinary brokers transactions, which may include long or short sales, transactions involving cross or block trades on any securities or market where our common stock is trading, through direct sales to purchasers or sales effected through agents, through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the Common Stock.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks" as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The Common Stock offered by this Prospectus constitutes penny stock under the Securities and Exchange Act. The Common Stock will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares of Common Stock in our Company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

BLUE SKY RESTRICTIONS ON RESALE

When a selling stockholder wants to sell shares of our Common Stock under the Prospectus which is a part of this registration statement, the selling stockholder will also need to comply with state securities laws, also known as "blue sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our Common Stock.

Any person who purchases shares of our Common Stock from a selling stockholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, a selling stockholder will indicate in which state(s) he or she wishes to sell the shares, and such seller's broker will be able to identify whether the stockholder will need to register in that state or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 195,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of Preferred stock, $0.001 par value per share. As of June 17, 2014 there were 33,283,587 shares of our Common Stock issued and outstanding held by approximately 50 stockholders of record, and 5,000,000 shares of Preferred Stock issued and outstanding held by one stockholder of record.

COMMON STOCK

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Please refer to the Company's Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights of holders of the Company's Common Stock.

 PREFERRED STOCK

We have 5,000,000 shares of Preferred Voting Stock, $0.001 par value per share, issued and outstanding. Each share of Preferred Voting Stock carries the voting power to vote ten (10) shares of common stock. The shares of Series A Preferred Stock are not redeemable and cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Series A Preferred Shareholders.

DIVIDEND POLICY

We have not paid any cash dividends to stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions and other pertinent factors. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

WARRANTS

There are no outstanding warrants to purchase our securities.

OPTIONS

There are no outstanding options to purchase our securities.

INTERST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the Offering, a substantial interest, directly or indirectly, in our Company. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

AUDITING MATTER

Our financial statements for the period from our inception on June 26, 2009 to June 30, 2013 and the unaudited interim period ending March 31, 2014, included in this Prospectus have been audited and reviewed by Seale and Beers, CPAs, an independent registered public accounting firm located at 50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 and have been included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The law office of Law Offices of Thomas C. Cook, LTD, 500 N. Rainbow Blvd., Suite 300, Las Vegas, NV 89107 has passed upon the validity of the Common Stock offered under this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. The shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 315,000 shares immediately after our initial public offering, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

DESCRIPTION OF BUSINESS

History and Organization

The Company was organized June 26, 2009 (Date of Inception) under the laws of the State of Nevada, as EnzymeBioSystems.

Our Business

EnzymeBioSystems manufactures specialty enzymes and enzyme related products.

We utilize enzyme technologies to develop commercial solutions for a broad range of applications within the specialty chemical industry. These markets are largely served by a small number of large, well-established businesses and research university centers. We plan to work collaboratively with those industrial companies to develop differentiated, high performance enzyme solutions for their target markets, and to leverage their well-developed distribution capabilities to better exploit commercial opportunities. Our enzyme technology will tie-in with development of new commercial biological active compounds. We hope we can develop specialty enzymes to eliminate the side effects and toxicity of the new commercial developed products.

Our offices and laboratory are currently located at: 16773 W Park Drive, Chagrin Falls, Ohio, 44023.

Enzyme Industry

Enzymes can be categorized as "enzyme inhibitors" and "enzyme activators." Enzyme inhibitors are molecules that bind to enzymes and decrease their activity. Since blocking an enzyme's activity can kill a pathogen or correct a metabolic imbalance, many drugs are enzyme inhibitors. Enzyme activators are molecules that bind to enzymes and increase their activity. These molecules are often involved in the allosteric [defined as having to do with a protein with a structure that is altered reversibly by a small molecule so that its original function is modified] regulation of enzymes in the control of metabolism. Both enzyme inhibitors and enzyme activators are currently used by many pharmaceutical and biotechnology companies in research and development of new drug compounds.

Enzymes also can be used as pharmaceutical products. Enzymes as pharmaceuticals have two important features that distinguish them from all other types of pharmaceutical products. First, enzymes often bind and act on their targets with great affinity and specificity. Second, enzymes are catalytic and convert multiple target molecules to the desired products. These two features make are considered specialized enzymes that can accomplish therapeutic biochemistry in the body that small molecules cannot. These characteristics have resulted in the development of many enzyme drugs for a wide range of disorders, e.g. insulin and interferon.

Business Strategy

We foresee our three areas of business opportunity, includes: 1) buying raw materials to produce specialty enzymes in our lab facility and offer these products for sale to research facilities and pharmaceutical companies; 2) become a specialty contract manufacture for research universities and pharmaceutical companies that utilize enzymes in their research programs; and, 3) Publish in research and medical journals theoretical and practical applications of enzyme research, for the direct purpose of selling our research applications to research facilities.

We plan to deploy our enzyme technologies across diverse markets that represent commercial opportunities in helping us build visibility for EnzymeBioSystems. This includes building our reputation in the scientific community through trade publications and protecting our intellectual property and technology through the patent process.

We plan to use enzyme technologies to develop commercial solutions for a broad range of applications within the specialty chemical industry. These markets are largely served by a small number of large, well-established businesses and research university centers. We plan to work collaboratively with those industrial companies to develop differentiated, high performance enzyme solutions for their target markets, and to leverage their well-developed distribution capabilities to better exploit commercial opportunities.

We currently have only limited resources and capability to develop, manufacture, market, sell, or distribute specialty enzyme products on a commercial scale. We will determine which specialty enzyme products to pursue independently based on various criteria, including: investment required, estimated time to market, regulatory hurdles, infrastructure requirements, and industry-specific expertise necessary for successful commercialization. At any time, we may modify our strategy and pursue collaborations for the development and commercialization of some specialty enzyme products that we had intended to pursue independently. In order for us to commercialize more specialty enzyme products directly, we plan to establish or obtain through outsourcing arrangements additional capability to develop, manufacture, market, sell, and distribute such products.

Marketing Strategy

Through our future independent and collaborative research and development programs, we plan to develop commercial enzyme products across multiple markets. In addition, we plan to develop a pipeline of enzyme product candidates that we expect to launch independently and/or in collaboration with strategic partners. Once we develop our innovative enzyme products, we plan to send samples of these products to potential customers. This will give them an opportunity to evaluate our products as compared to the enzymes they are purchasing from our competition.

Competition

Our competitors have substantially greater financial, technical, and marketing resources than we do and may succeed in developing products that would render our products obsolete or noncompetitive. In addition, many of these competitors have significantly greater experience than we do in their respective fields. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to, and/or are less expensive than, other products on the market. Current competitors or other companies may develop technologies and products that are more effective than ours. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. The existing approaches of our competitors or new approaches or technology developed by our competitors may be more effective than those developed by us.

Any enzyme products that we develop will compete in multiple, highly competitive markets. For example, Codexis, Maxygen, Inc., Evotec, and Xencor have alternative evolution technologies. Integrated Genomics Inc., Myriad Genetics, Inc., and ArQule, Inc. perform screening, sequencing, and/or bioinformatics services. Novozymes A/S, Verenium Corporation, Genencor International Inc. and MPBiomedicals are involved in development, overexpression, fermentation, and purification of enzymes. Many of these competitors have significantly greater financial and human resources than we do. We believe that the principal competitive factors in our market are access to genetic material, technological experience and expertise, and proprietary position.

Our Business Strategy

Management is preparing a number of trade articles to publish in research and medical journals on the theoretical and practical applications of enzyme research. Management hopes these articles will give the Company some notoriety among enzyme researchers/users. The articles are being prepared for the direct purpose of selling our research applications to research facilities and end users. If enzyme researchers/users are intrigued by the applications discussed in the research articles, management believes these researches/users will become future customers and purchase specialty enzymes from EnzymeBioSystems. Also, management hopes to position the Company, whereby it receives royalties from the enzyme applications it develops and markets.

Management is evaluating an enzyme compound which it believes has a specific therapeutic value in fighting tumors. Management has undertaken research to study a series of semisynthetic penicillins and cephalosporins containing structural fragments of the well-known antitumor antibiotic sarcomycin. Specifically, the study includes: 1) an examination of the in vitro cytotoxicity of penicillin analogs against hepatocellular carcinoma cells; and 2) investigates the dose-responsive antitumor actions of penicillin analogs against chemically-induced hepatic tumorigenesis in rats.

Management hopes this research will lead to the filing of an Investigational New Drug Application (“IND”) with the U. S. Food and Drug Administration for the antitumor antibiotic sarcomycin. It is still too early to determine if this project has any potential value for the Company, and there are no assurances that the Company will ever obtain be able to obtain an IND for this compound.

EnzymeBioSystems's Funding Requirements

Future funding could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, results of operations and financial condition. Any future acquisitions of other businesses, technologies, services or product(s) might require the Company to obtain additional equity or debt financing, which might not be available on terms favorable to the Company, or at all, and such financing, if available, might be dilutive.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

We do not have any trademarks, patents, or other intellectual property. In 2012, the two founders/officers of the Company, along with a third party, as inventors, filed Patent Application PCT/US2012/071182 entitled "Amooranin Compounds and Analogs Thereof and Related Methods of Use." The Patent Office informed the investors that they published the aforementioned international application of 04 July 2013 under No. WO 2013/101719. At this time, no patent has been issued.

We plan to rely on trade secrets, technical know-how, and continuing invention to develop and maintain our competitive position. We will take security measures to protect our trade secrets, proprietary know-how and technologies, and confidential data and continue to explore further methods of protection. Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property.

Research and Development Activities and Costs

Research and development expenses related to our specialty enzyme business include costs related to ongoing bioprocess development and manufacturing process yield improvements. For the fiscal year ending June 30, 2013, the Company spent $15,334 in product research and development. The research included the development of a specialty enzyme compound that management believes will have a therapeutic value.

Effect of Government Regulation on Business

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.

Non-drug biologically derived products, such as the specialty enzymes we plan to produce are regulated in the United States based on their application, by either the United States Food and Drug Administration, ("FDA"), the Environmental Protection Agency, ("EPA") in the case of plants and animals, the United States Department of Agriculture ("USDA"). In addition to regulating drugs, the FDA also regulates food and food additives, feed and feed additives, and Generally Recognized As Safe substances used in the processing of food. The EPA regulates biologically derived chemicals not within the FDA's jurisdiction. Although the food and industrial regulatory process can vary significantly in time and expense from application to application, the timelines generally are shorter in duration than the drug regulatory process.

In the United States, transgenic agricultural products may be reviewed by the FDA, EPA, and USDA, depending on the plant and the trait engineered into it. The regulatory process for these agricultural products can take up to five years of field testing under USDA oversight, and up to another two years for applicable agencies to complete their reviews. At this time, we do not anticipate producing any enzymes that would require FDA approval. Our processes would include combining enzymes that have already been approved the FDA.

Even after investing significant time and expenditures, we may not obtain regulatory approval for our enzyme products that incorporate technologies that have not been approved for commercialization in the United States or elsewhere. For example, the EPA regulates biologically derived chemical substances not within the FDA’s jurisdiction. An unfavorable EPA ruling could delay commercialization or require modification of the production process resulting in higher manufacturing costs, thereby making the product uneconomical. In addition, the USDA may prohibit genetically engineered plants from being grown and transported except under an exemption, or under controls so burdensome that commercialization becomes impracticable. Our future products may not be exempted by the USDA. In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws, or other developments could require us to make additional significant expenditures.

We will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and health and safety issues.

Outside of the United States, scientifically-based standards, guidelines and recommendations pertinent to transgenic and other products intended for the international marketplace are being developed by, among others, the representatives of national governments within the jurisdiction of the standard-setting bodies, including Codex Alimentarius, the International Plant Protection Convention, and the Office des International Epizooties. The use of the existing standard-setting bodies to address concerns about products of biotechnology is intended to harmonize risk-assessment methodologies and evaluation of specific products or classes of products.

In the future we may be subject to additional laws, regulations, policies, approvals and the like of federal, state, local, municipal, foreign and other bodies.

Compliance With Environmental Laws

We seek to comply with all applicable statutory and administrative requirements concerning environmental quality. We have made, and will continue to make, expenditures for environmental compliance and protection. Expenditures for compliance with environmental laws have not had, and are not expected to have, a material effect on our capital expenditures, results of operation or competitive position.

DESCRIPTION OF PROPERTY

Our offices are currently located at 16773 W Park Drive, Chagrin Falls, Ohio 44023. Our telephone number is (440) 708-0012. Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

EnzymeBioSystems Common Stock, $0.001 par value, can be found on the OTC-Bulletin Board under the symbol: ENZB.

There have been limited trades of the Company's stock since its listing on November 4, 2010. There are no assurances that a market will ever develop for the Company's stock.

Year ended June 30, 2014	High	Low
First Quarter	$1.00	$0.10
Second Quarter	$0.66	$0.45
Third Quarter	$0.97	$0.25

Year ended June 30, 2013	High		Low
First Quarter		$0.99		$0.99
Second Quarter		$0.51		$0.51
Third Quarter		$0.51		$0.51
Fourth Quarter		$0.20		$0.20

Year ended June 30, 2012	High		Low
First Quarter	$	n/a	$	n/a
Second Quarter	$	n/a	$	n/a
Third Quarter	$	n/a	$	n/a
Fourth Quarter		$0.10*		$0.99

* The first trade of the Company’s stock took place on April 16, 2012.

TRANSFER AGENT

We has retained Quicksilver Stock Transfer, Inc., 6623 Las Vegas Blvd. South, #255, Las Vegas, NV 89119. Telephone number is (702) 629-1883, as its duly authorized transfer agent.

HOLDERS

As of June 17, 2014, we had 33,283,587 shares of our Common Stock issued and outstanding held by approximately 50 holders of record.

The selling stockholders are offering hereby up to 6,914,022 shares of common stock at a fixed price of $0.57 per share during the entire duration of the offering.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

We have no equity compensation or stock option plans. We may in the future adopt a stock option plan.

REGISTRATION RIGHTS

We have not granted registration rights to any of our stockholders.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered herein. This Prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Common Stock and our Company, please review the registration statement, including exhibits, filed as a part thereof. Statements in this Prospectus as to the contents of any document filed as an exhibit to the registration statement, set forth the material terms of such document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are not currently subject to the informational requirements of the Exchange Act. Upon the effectiveness of the registration statement offering the Common Stock described herein, we will be subject to the informational requirements of the Exchange Act. In accordance therewith, we will file quarterly and annual reports and other information with the SEC. The registration statement, reports and other information, including the exhibits and schedules thereto, may be inspected at the Public Reference Room of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Room of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

RESULTS OF OPERATIONS

Results of Operations for the year ended June 30, 2015 and nine months ending March 31, 2014

We generated no revenues since our inception on June 26, 2009 through March 31, 2013. We do not anticipate earning any significant revenues until such time as we can produce and market specialty enzyme products. We are presently in the development stage of our business and we can provide no assurance that we will be successful in finding a market for our specialty enzyme products.

Since our inception on June 26, 2009 through June 30, 2013, we experienced an audited net loss of $(319,872). For the year ending June 30, 2013 we lost $(79,794) as compared to a loss of $(70,309) for the same period last year. Our loss last year was contributed to general and administrative expenses of $39,148, research and development fees of $15,334, and salaries of $24,000. Our net loss increased primarily due to increased research and development costs. We anticipate our operating expenses will increase as we build our operations.

For the three months ending March 31, 2014, we experienced an unaudited net loss of $(8,412) as compared to a net gain of $(18,650) for the same period last year. The net loss for the three months ending March 31, 2014 was attributed to $8,084 in general and administrative expenses and $328 in interest expense. This compares to general and administrative costs of $10,710, research and development costs of $(35,360) and salaries $6,000 for the same period last year, with no interest expense. We have suspended salaries this year, due to unavailability of any cash flows.

For the nine months ending March 31, 2014, we experienced an unaudited net loss of $(30,121) as compared to a net loss of $(64,234) for the same period last year. The net loss for the nine months ending March 31, 2014 was attributed to administrative fees of $29,137 and interest of $984 for total expenses of $30,121. This compares to administrative fees of $30,900, research and development of $15,334 and salaries of $18,000 and no interest expense for total expenses of $64,234 for the same period last year.

The Company used net cash in operations of $17,762 and $243,855 during the nine month period ended March 31, 2014 and the period from inception to March 31, 2014, respectively, net cash in investing activities to purchase furniture and equipment of $7,217 during the period from inception to December 31, 2013; and generated cash of $450,000 and $708,890 from financing activities during the nine month period ended March 31, 2014 and the period from inception to March 31, 2014, respectively.

Revenues

The Company has generated no revenues since its inception. As of March 31, 2014, the Company had an unaudited accumulated deficit of $(349,993) dollars. There can be no assurances that the Company can achieve or sustain profitability or that the Company's operating losses will not increase in the future.

Going Concern

Our independent auditors included an explanatory paragraph in their report on the June 30, 2013 audited financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations.

Therefore, management plans to raise equity capital to finance the operating and capital requirements of the Company. While the Company is devoting its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

The Company is authorized to issue 195,000,000 shares of its $0.001 par value common stock and 5,000,000 shares of its $0.001 par value preferred stock. As of March 31, 2014, the Company has 31,500,000 shares of common stock issued and outstanding and 1,000,000 of its Series A Preferred Voting Shares issued and outstanding. As of March 31, 2014, the Company had current assets of $457,818 (cash and cash equivalents) and current liabilities of $75,311.

The Company has limited financial resources available, which has had an adverse impact on the Company's liquidity, activities and operations. In order for the Company to remain a Going Concern it will need to find additional capital or generate revenues. Additional working capital may be sought through additional debt or equity private placements, additional notes payable to banks or related parties (officers, directors or stockholders), or from other available funding sources at market rates of interest, or a combination of these. The ability to raise necessary financing will depend on many factors, including the nature and prospects of any business to be acquired and the economic and market conditions prevailing at the time financing is sought. No assurances can be given that any necessary financing can be obtained on terms favorable to the Company, or at all.

OFF BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

and Corporate Governance

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships among any of the directors and officers.

Name	Age	Position & Offices Held

Gary Rojewski	60	Chief Executive Officer

Anushavan Yeranosyan	52	Secretary, Treasurer and Director

Ashot Martirosyan	61	Chief Scientific Officer and Director

All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been elected and qualified. Directors currently receive no fees for services provided in that capacity.

Set forth below is a brief description of the background and business experience of our officers and directors.

Gary Rojewski, Chief Executive Officer

2014 - Present Chief Executive Officer of EnzymeBioSystems

2013 – 2014 Account Executive Managed Markets Actavis, Inc., Parsippany, NJ

2009 – 2013 Account Executive Managed Markets Warner Chilcott Pharmaceuticals, Rockaway, NJ

1984 – 2009 Sales Representative, District Manager, Account Executive Procter & Gamble Pharmaceuticals, Cincinnati, OH

1976 – 1984 Sales Representative at W. Berman Company, Ohio

1975 – 1976 Admissions Recruiter at Davis Junior College/I.T.T. Technical College.

Education

1971 – 1975

University of Findlay

Findlay, OH

B.A. Communications

Anushavan Yeranosyan, Secretary, Treasurer and Director

2009 – Present Secretary, Treasurer and Director of EnzymeBioSystems

1996 – 2009

Cutting Systems, Inc., Cleveland, Ohio; 2002-2009, Director of Engineering;

1998-2002, Production Manager; 1996-1998, Engineer

2006 – Present

A & A Medical Supply, Chagrin Falls, Ohio, a distributor of health care supplies,

Financial advisor

1992 – 1996

Armenian Services LLC

Yerevan, Armenia

Founder/Owner

1988 – 1992

Laser Institute, Yerevan, Armenia, 1990-1992, Project Manager;

1988-1990, Engineer.

1984 – 1988

Aviocomplex, Yerevan, Armenia, Engineer

Education:

1987 – 1988

Moscow

Moscow Humanitarian University

Master’s Degree - International Relations

1979 – 1984

State Engineering University of Armenia (Polytechnic)

Master’s Degree

Electronics

Ashot Martirosyan, Chief Scientific Officer and Director

Mr. Martirosyan was the head of the "Anti-Biotics and Enzyme Inhibitors Laboratory" of "Institute of Organic Chemistry" in Yerevan, Armenia until November 2008. He moved to USA November 2008 and started preparing his research results and scientific materials for publications.

Mar. 2009 –Present

President and Director of EnzymeBioSystems.

1992 – 2008

Institute of Fine Organic Chemistry,

National Academy of Sciences, Republic of Armenia

Head of Antibiotics Laboratory

1984 – 1992

Institute of Fine Organic Chemistry,

National Academy of Sciences, Republic of Armenia

Senior Researcher

1976 – 1984

Institute of Fine Organic Chemistry,

National Academy of Sciences, Republic of Armenia

Antibiotics Laboratory Researcher

1974 – 1976

Optical-Mechanical Corporation – "Astro"

Head of Chemical Laboratory

Republic of Armenia

Education:

1980 – 1984

Yerevan State University

Ph.D. degree, Candidate of Chemical Sciences: Organic Chemistry

1969 – 1974

Moscow Chemical and Technological Institute of D.I. Mendeleev

Department of Organic Chemistry, Chemical Technology

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years and which is material to an evaluation of the ability or the integrity of our director or executive officer:

1.                  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.                  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.                  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.                  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.                  was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.                  was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.                  was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.                   Any Federal or State securities or commodities law or regulation; or

b.                  Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

c.                   Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.                  was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors

Our board of directors consists of only two members, Ashot Martirosyan and Anushavan Yeranosyan, who serves one-year terms without any compensation.

Term of Office

Our directors were appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the next annual meeting of the board of directors and until such officer's successor shall have been elected and qualified subject to earlier resignation or removal by the board.

Audit Committee

The company does not presently have an Audit Committee. The two members of the Board sits as the Audit Committee. No qualified financial expert has been hired because the company is too small to afford such expense.

Committees and Procedures

(1) The registrant has no standing audit, nominating and compensation committees of the

Board of Directors, or committees performing similar functions. The Board acts itself in lieu of committees due to its small size.

(2) The view of the board of directors is that it is appropriate for the registrant not to have such a committee because its director participate in the consideration of director nominees and the board and the company are so small.

(3) The members of the Board who acts as nominating committee is not independent, pursuant to the definition of independence of a national securities exchange registered pursuant to section 6(a) of the Act (15 U.S.C. 78f(a).

(4) The nominating committee has no policy with regard to the consideration of any director candidates recommended by security holders, but the committee will consider director candidates recommended by security holders.

(5) The basis for the view of the board of directors that it is appropriate for the registrant not to have such a policy is that there is no need to adopt a policy for a small company.

(6) The nominating committee will consider candidates recommended by security holders, and by security holders in submitting such recommendations.

(7) There are no specific, minimum qualifications that the nominating committee believes must be met by a nominee recommended by security holders except to find anyone willing to serve with a clean background.

(8) The nominating committee's process for identifying and evaluation of nominees for director,

including nominees recommended by security holders, is to find qualified persons willing to serve with a clean backgrounds. There are no differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a security holder, or found by the board.

Code of Ethics

We have not adopted a Code of Ethics for the Board and any salaried employees.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer paid by us for the Company's last completed fiscal year in all capacities for the accounts of our executives.

Compensation

Summary Compensation Table

		Year				Compen-
	Principal	Ending	Salary	Bonus	Awards	sation	Total
Name	Position	June 30,	($)	($)	($)	($)	($)

Ashot Martirosyan	President	2013	0	0	0	0	0
		2012	24,000	0	0	0	24,000
		2011	14,000	0	0	0	14,000

Anushavan Yeranosyan	Secretary/Treasurer	2013	0	0	0	0	0
		2012	0	0	0	0	0
		2011	0	0	0	0	0

We do not maintain key-man life insurance for our executive officer/director. We do not have any long-term compensation plans, stock option plans or employment agreements with our executive officers/directors.

We do not maintain key-man life insurance for our executive officer/director. We do not have any long-term compensation plans or stock option plans.

As of the date hereof, there have been no grants of stock options to purchase our Common Stock made to the executive officer named in the Summary Compensation Table.

There have been no awards made to the named executive officer under any long term incentive plan.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to our two directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the ownership of our common stock on June 17, 2014 relating to those persons known to beneficially own more than 5% of our capital stock and by our named Executive Officer and Directors.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60-days after June 17, 2014 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of EnzymeBioSystems common stock. The Company does not have any outstanding options, warrants, preferred shares or other securities exercisable for or convertible into shares of its common stock.

Shares Beneficially Owned						% of Total Voting Power(1)
	Common		Voting Preferred
Name of Beneficial Owner	Shares	%	Shares		%
Named Executive Officers and Directors:
Gary Rojewski(2)	2,000,000	(2)		-		-		-

Anushavan Yeranosyan (3)	3,000,000	9.0%		-		-		3.6%

Ashot Martirosyan(4)	3,000,000	9.0%		-			-	3.6%	*

All executive officers and directors as a group (3 persons))	6,000,000	18%		-			-	7.2%	*

Other 5% Stockholders

Quattro Associates, Inc. (5)	7,565,232		22.7%		-			9.0%

Berkeley Clinic LC(6)	3,000,000		9.0%	5,000,00 100%				63.6%

---------------------------------------------------------------------------------------------------------------------------------------

(1) Percentage of total voting power represents voting power with respect to all shares of our common stock (33,283,587 issued and outstanding) and Preferred Voting stock (5,000,000 shares issued and outstanding), as a single class. The holders of our Preferred Voting Stock are entitled to ten votes per share, and holders of our common stock are entitled to one vote per share. The 5,000,000 preferred shares have voting rights equal to 50,000,000 common shares. Percentage of Total Voting Power is calculated based on an aggregate of 83,283,587 (33,283,587 common + 50,000,000 Preferred Voting Rights) shares issued and outstanding.

2) Gary Rojewski, 16773 W Park Drive, Chagrin Falls, Ohio, 44023. Mr. Rojewski is entitled to receive 2,000,000 common shares as part of his compensation package; however, the shares have yet to be issued at this time. Once issued, there will be 35,283,587 shares issued and outstanding.

3) Anushavan Yeranosyan, 16773 W Park Drive, Chagrin Falls, Ohio, 44023.

4) Ashot Martirosyan, 16773 W Park Drive, Chagrin Falls, Ohio, 44023.

5) Quattro Associates, Inc., Hunkins Waterfront Plaza, Suite 556, Main Street, Charlestown, Nevis, Lindsay Oliver, is the beneficial owner who has the ultimate voting control over the shares held by this entity.

6) Berkeley Clinic, LC, an Arizona Limited Liability Company, POB 2742, Scottsdale, AZ 85252. T. J., Jesky, is the managing member and beneficial owner who has the ultimate voting control over the shares held by this entity.

We are not aware of any arrangements that may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Through a Board Resolution, the Company hired the professional services of Seale and Beers, Certified Public Accountants, to perform audited financials for the Company. Seale and Beers, CPAs own no stock in the Company. The company has no formal contracts with its accountants, as they are paid on a fee for service basis.

On March 2, 2011, the Company’s lawfirm made payment of outstanding transfer agent fees on the Company’s behalf. An unpaid balance of $1,390 remains due.

On October 15, 2012, the Company entered into a Promissory Note with A&A Medical Supply LLC for a line of credit up to $100,000. The Chief Financial Officer of EnzymeBioSystems is also an officer of A&A Medical Supply LLC. This note bears interest on the principal at a rate per annum equal to the prime rate (as reported by Citibank - New York as of October 15, 2012. On October 19, 2012 the Company received $40,000 of this line of credit and on November 13, 2012 the Company received an additional $20,000.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify our director and officer against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling person pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of EnzymeBioSystems filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

The public may read and copy any materials with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

We intend to furnish our stockholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

EnzymeBioSystems

June 30, 2013

(audited)

Page
Year ended June 30, 2013 financials (audited):

Independent Auditor's Report	F-1a
Balance Sheet	F-2a
Statement of Operations	F-3a
Statement of Changes in Stockholders' Equity	F-4a
Statement of Cash Flows	F-5a
Notes to Financials	F-6a

Page
Quarter ended March 31, 2014 financials (unaudited):

Balance Sheet	F-1b
Statement of Operations	F-2b

Statement of Cash Flows	F-3b
Notes to Financials	F-4b

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

EnzymeBioSystems

(A Development Stage Company)

We have audited the accompanying balance sheets of EnzymeBioSystems (A Development Stage Company) as of June 30, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and since inception on June 26, 2009 through June 30, 2013. EnzymeBioSystems’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnzymeBioSystems (A Development Stage Company) as of June 30, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and since inception on June 26, 2009 through June 30, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no revenues, has negative working capital at June 30, 2013, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

October 14, 2013

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

EnzymeBioSystems

(A Development Stage Company)

Balance Sheets

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 25,580	$ 9,999
Total current assets	25,580	9,999

TOTAL ASSETS	$ 25,580	$ 9,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ -	$ 387
Accrued expenses	13,750	13,300
Accrued expenses - related party	-	10,000
Due to related party	62,702	1,390
Total current liabilities	76,452	25,077

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares	1,000	1,000
authorized, 1,000,000 and 1,000,000 issued and
outstanding as of 6/30/13 and 6/30/12,
Respectively
Common stock, $0.001 par value, 195,000,000 shares	31,500	31,500
authorized, 31,500,000 and 31,500,000 issued and
outstanding as of 6/30/13 and 6/30/12,
Respectively
Additional paid-in capital	236,500	192,500
Deficit accumulated during development stage	(319,872)	(240,078)
Total stockholders' equity	(50,872)	(15,078)
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$ 25,580	$ 9,999

The accompanying notes are an integral part of these financial statements.

EnzymeBioSystems

(A Development Stage Company)

Statements of Operations

	For the year ended June 30, 2013	For the year ended June 30, 2012	From June 26, 2009 (inception) to June 30, 2013
Revenue	$ -	$ -	$ -

Operating expenses:
General & administrative	39,148	36,698	152,417
Research & development	15,334	9,611	89,808
Research & development	-	-	(10,976)
Reimbursement
Salaries	24,000	24,000	81,000

Total expenses	78,482	70,309	312,249

Loss from operations	(78,482)	(70,309)	(312,249)

Other expenses:
Interest expense	(1,312)	-	(1,312)
Loss on impairment of furniture	-	-	(6,311)
and equipment
Total other expense	(1,312)	-	(7,623)

Net (Loss)	$ (79,794)	$ (70,309)	$ (319,872)

Weighted average number of common
shares outstanding- basic	31,500,000	31,500,000

Net loss per share	$ (0.00)	$ (0.00)

The accompanying notes are an integral part of these financial statements.

EnzymeBioSystems

(A Development Stage Company)

Statement of Stockholders’ (Deficit)

						Deficit
						Accumulated
						During
	Preferred Stock		Common Stock		Additional Paid-In	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Inception, June 26, 2009	-	-	-	-	-	-	-

June 26, 2009, Contributed Capital					500		500

June 29, 2009, Founders shares issued for cash at $0.001 per share			30,500,000	30,500			30,500

Net (loss) for the period ending June 30, 2009						(3,000)	(3,000)

Balance, June 30, 2009	-	-	30,500,000	30,500	500	(3,000)	28,000

July 2009, Contributed capital (cash)					2,500		2,500

December 2009, Contributed capital (services)					2,500		2,500

March 26, 2010, Shares issued for cash at $0.01 per share			1,000,000	1,000	9,000		10,000

March 2010, Contributed capital (cash)					2,000		2,000

March 2010, Contributed capital (services)					2,500		2,500

June 2010, Contributed capital (services)					2,500		2,500

Net (loss) for the year						(52,793)	(52,793)

Balance, June 30, 2010	-	-	31,500,000	31,500	21,500	(55,793)	(2,973)

August 2010, Contributed capital (cash)					2,000		2,000

September 2010, Contributed capital (services)					2,500		2,500

December 2010, Contributed capital (services)					2,500		2,500

February 2011, Preferred shares issued for cash	1,000,000	1,000			149,000		150,000

March 2011, Contributed capital (services)					2,500		2,500

June 2011, Contributed capital (services)					2,500		2,500

Net (loss) for the year						(113,976)	(113,976)

Balance, June 30, 2011	1,000,000	1,000	31,500,000	31,500	182,500	(169,769)	45,231

September 2011, Contributed capital (services)					2,500		2,500

December 2011, Contributed capital (services)					2,500		2,500

March 2012, Contributed capital (services)					2,500		2,500

June 2012, Contributed capital (servicces)					2,500		2,500

Net (loss) for the year						(70,309)	(70,309)

Balance, June 30, 2012	1,000,000	1,000	31,500,000	31,500	192,500	(240,078)	(15,078)

September 2012, Contributed capital (services)					2,500		2,500

December 2012, Contributed capital (services)					2,500		2,500

March 2013, Contributed capital (services)					2,500		2,500

June 2013, Contributed capital (servicces)					2,500		2,500
June 2013, Contributed capital (servicces)					34,000		34,000

Net (loss) for the year						(79,794)	(79,794)

Balance, June 30, 2013	1,000,000	1,000	31,500,000	31,500	236,500	(319,872)	(50,872)

The accompanying notes are an integral part of these financial statements.

EnzymeBioSystems

(A Development Stage Company)

Statements of Cash Flows

	For the year ended June 30, 2013	For the year ended June 30, 2012	From June 26, 2009 (inception) to June 30, 2013
OPERATING ACTIVITIES
Net loss	$ (79,794)	$ (70,309)	$ (319,872)
Adjustment to reconcile net loss to net cash
used by operating activities:
Increase (decrease) in:
Accounts payable	(387)	(13)	-
Credit card payable	-	(463)	-
Accrued expenses	(8,238)	14,600	15,062
Depreciation	-	-	906
Impairment of asset	-	-	6,311
Donated services	44,000	10,000	71,500
Cash (used) by operating activities	(44,419)	(46,185)	(226,093)

INVESTING ACTIVITIES
Purchase of furniture and equipment	-	-	(7,317)
Sale of furniture and equipment	-	-	100
Cash (used) by investing activities	-	-	(7,217)

FINANCING ACTIVITIES
Sale of preferred stock	-	-	150,000
Sale of common stock	-	-	40,500
Contributed capital	-	-	7,000
Due to related party	60,000	-	61,390
Net cash provided by financing activities	60,000	-	258,890

NET INCREASE IN CASH	15,581	(46,185)	25,580
CASH - BEGINNING OF THE PERIOD	9,999	56,184	-
CASH - END OF THE PERIOD	$ 25,580	$ 9,999	$ 25,580

SUPPLEMENTAL DISCLOSURES:
Interest paid	-	-	-
Income taxes paid	-	-	-
Non-cash transactions	44,000	10,000	77,811

The accompanying notes are an integral part of these financial statements.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

NOTE 1 - GENERAL ORGANIZATION AND BUSINESS

EnzymeBioSystems (the "Company") was incorporated under the laws of the state of Nevada on June 26, 2009. The Company has two officers/directors and was organized to conduct any lawful business. The Company manufactures specialty enzymes and enzyme related products.

The Company has minimal operations and in accordance with the provisions of the Financial Accounting Standards Board ("FASB") ASC 915, the Company is considered a development stage company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Basis of Accounting

The basis is United States generally accepted accounting principles.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No Dividends have been paid during the periods shown.

Research and development costs

Research and development costs are expensed as incurred. The amounts of costs expensed for the years ended June 30, 2013 and 2012, were $15,334 and $9,611, respectively.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

Year-end

The Company has selected June 30 as its year-end.

Advertising

Advertising is expensed when incurred. There has been no advertising during the periods presented herein.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company applies the provision of ASC 605, Revenue Recognition. ASC 605, Revenue Recognition in Financial Statements, provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for the disclosure of revenue recognition policies. The Company recognizes revenue related to product sales when (i) persuasive evidence of the arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. For the period from June 26, 2009 (inception) to June 30, 2013, the Company has not recognized any revenues.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred net losses of $(319,872) for the period from June 26, 2009 (inception) to June 30, 2013. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities.

Management has plans to seek additional capital through private placements and public offerings of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

NOTE 4. STOCKHOLDERS'EQUITY

The Company is authorized to issue up to 5,000,000 of its $0.001 par value preferred stock and up to 195,000,000 of its $0.001 par value common stock.

Preferred Stock

On January 28, 2011, EnzymeBioSystems entered into an Exclusive Technology License and Patents Agreement with Berkeley Clinic LC, an Arizona Limited Liability Company, whereby Berkeley Clinic LC was granted:

1) an exclusive fifty (50) percent ownership in all EnymeBioSystems proprietary enzyme products;

2) the assignment of all rights, title and interest in all future patents (domestic and foreign) granted in all enzyme products developed by EnzymeBioSystems; and,

3) and one million (1,000,000) unregistered restricted Series A Preferred shares of EnzymeBioSystems,

in exchange for One Hundred Fifty Thousand ($150,000) Dollars. The Series A Preferred Shares carry a voting weight equal to ten (10) Common Shares per share of preferred stock. The shares of Series A Preferred Stock are not redeemable and cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Series A Preferred Shareholders. The Company plans to use these funds to further capitalize the Company, and develop proprietary enzyme products.

Common Stock

On June 29, 2009, the Company issued 30,500,000 shares of its $0.001 par value common stock to its nine founders for $30,500 in cash.

On March 26, 2010, the Company issued 1,000,000 shares of its $0.001 par value common stock to approximately 28 qualified investors for $10,000 in cash.

No other issuances of preferred or common stock have been made.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

NOTE 5 - CONTRIBUTED CAPITAL

In July 2009, a director of the Company contributed capital of $2,500 for audit fees.

In March 2010, a director of the company contributed capital of $2,000 for audit fees.

In August 2010, a director of the company contributed capital of $2,000 for audit fees.

During the years ended June 30, 2013 and 2012, the Company's corporate counsel agreed to prepare, write, EDGARize and provide legal opinion for the Company's interim reports and Form 10 filing. The law firm valued these services at $10,000 for the year ended June 30, 2013 and $10,000 for the year ended June 30, 2012. The law firm decided to contribute this capital to help build goodwill for its law firm.

During the year ended June 30, 2013, an officer of the Company donated his services valued at $34,000 due to lack of working capital.

NOTE 6 - RELATED PARTY TRANSACTIONS

On March 2, 2011, the Company’s lawfirm made payment of outstanding transfer agent fees on the Company’s behalf. An unpaid balance of $1,390 remains due.

On October 15, 2012, the Company entered into a Promissory Note with A&A Medical Supply LLC for a line of credit up to $100,000. The Chief Financial Officer of EnzymeBioSystems is also an officer of A&A Medical Supply LLC. This note bears interest on the principal at a rate per annum equal to the prime rate (as reported by Citibank - New York as of October 15, 2012. On October 19, 2012 the Company received $40,000 of this line of credit and on November 13, 2012 the Company received an additional $20,000. As of June 30, 2013, $0 was repaid with $61,312 remaining due.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

NOTE 7 - PROVISION FOR INCOME TAXES

The Company accounts for income taxes under ASC 740, "Accounting for Income Taxes", which requires use of the liability method. ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

U.S federal statutory rate	(35.0%)
Valuation reserve	35.0%
Total	- %

Income tax benefits as of June 30, 2013 and June 30, 2012, are calculated as follows:

	2013	2012
Deferred tax assets:
Net operating loss carry forward	$27,928	$24,608
Less: valuation allowance	(27,928)	(24,608)
Net deferred tax assets	$ -	$ -

During the year ended June 30, 2013, the Company recorded a valuation allowance of $(27,928), as compared to $(24,608) for the previous year, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. There was no other activity in the valuation allowance account during the year ended June 30, 2013.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

NOTE 8 - RECENT PRONOUNCEMENTS

The Company's management has evaluated all the recently issued accounting pronouncements through the filing date of these financial statements and does not believe that any of these pronouncements will have a material impact on the Company's financial position and results of operations.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company rents its office and laboratory space in an unaffiliated, commercially owned property for use as offices, storage and parking. The Company's current lease expires on August 31, 2015.

Minimum lease payments due under the terms of the lease are as follows:

Fiscal Year Ending
June 30,	Rent

2014	9,600
2015	9,600
2016	1,600

Total	$20,800

Further, on January 28, 2011, EnzymeBioSystems entered into an Exclusive Technology License and Patents Agreement with Berkeley Clinic LC, an Arizona Limited Liability Company, whereby Berkeley Clinic LC was granted:

1) an exclusive fifty (50) percent ownership in all EnymeBioSystems proprietary enzyme products;

2) the assignment of all rights, title and interest in all future patents (domestic and foreign) granted in all enzyme products developed by EnzymeBioSystems; and,

3) and one million (1,000,000) unregistered restricted Series A Preferred shares of EnzymeBioSystems.

EnzymeBioSystems

(A Development Stage Company)

Notes to Financial Statements

June 30, 2013 and 2012

NOTE 10 - LONG-LIVED ASSET DEPRECIATION AND IMPAIRMENT

In October 2009, the Company placed equipment it purchased into service. This equipment has a service life of 5 years and an estimated salvage value of 10%. Depreciation has been calculated using the straight-line group depreciation method, whereby the cost of the fixed asset, minus the residual salvage value, is divided by the useful life of the fixed asset.

In accordance with ASC-360-10, Accounting for the Impairment or Disposal of Long-lived Assets, we review long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. The Company's policy is to record an impairment loss at each balance sheet date when it is determined that the carrying amount may not be recoverable. Recoverability of these assets is based on undiscounted future cash flows of the related asset. For the year ended June 30, 2010, the Company determined that based on estimated future cash flows, the carrying amount of our furniture and equipment exceeded its fair value by $6,311, and accordingly, recognized an impairment loss.

NOTE 11 - REFUND OF RESEARCH AND DEVELOPMENT FEES

On November 9, 2012, the Company paid a vendor $35,360 for research and development. After beginning work on the project, the vendor found they were unable to perform the required services and subsequently refunded the $35,360 on January 11, 2013.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date that the financial statements were issued, and has determined there are no subsequent events to be reported.

EnzymeBioSystems

(A Development Stage Company)

Condensed Interim Balance Sheets

(Unaudited)

	March 31, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 457,818	$ 25,580
Total current assets	457,818	25,580

TOTAL ASSETS	$ 457,818	$ 25,580

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 875	$ -
Accrued expenses	11,734	13,750
Credit card payable	-	-
Due to related party	62,702	62,702
Total current liabilities	75,311	76,452

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares	1,000	1,000
authorized, 1,000,000 and 1,000,000 issued and
outstanding as of 3/31/14 and 6/30/13,
respectively
Common stock, $0.001 par value, 195,000,000 shares	31,500	31,500
authorized, 31,500,000 and 31,500,000 issued and
outstanding as of 3/31/14 and 6/30/13,
respectively
Common stock payable	450,000	-
Additional paid-in capital	250,000	236,500
Deficit accumulated during development stage	(349,993)	(319,872)
Total stockholders' equity	382,507	(50,872)
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$ 457,818	$ 25,580

The accompanying notes are an integral part of these financial statements.

F-1b

EnzymeBioSystems

(A Development Stage Company)

Condensed Interim Statements of Operations

(Unaudited)

	For the three months ended March 31, 2014	For the three months ended March 31, 2013	For the nine months ended March 31, 2014	For the nine months ended March 31, 2013	From June 26, 2009 (inception) to March 31, 2014
Revenue	$ -	$ -	$ -	$ -	$ -

Operating expenses:
General & administrative	8,084	10,710	29,137	30,900	181,554
Research & development	-	(35,360)	-	15,334	89,808
Research & development	-	-	-	-	(10,976)
reimbursement
Salaries	-	6,000	-	18,000	81,000

Total expenses	8,084	(18,650)	29,137	64,234	341,386

Gain (loss) from operations	(8,084)	18,650	(29,137)	(64,234)	(341,386)

Other expenses:
Interest (expense)	(328)	-	(984)	-	(2,296)
Loss on impairment of furniture	-	-	-	-	(6,311)
and equipment
Total other expense	(328)	-	(984)	-	(8,607)

Net Gain (Loss)	$ (8,412)	$ 18,650	$ (30,121)	$ (64,234)	$ (349,993)

Weighted average number of common
shares outstanding- basic	31,500,000	31,500,000	31,500,000	31,500,000

Net loss per share	$ (0.00)	$ 0.00	$ (0.00)	$ (0.00)

The accompanying notes are an integral part of these financial statements.

F-2b

EnzymeBioSystems

(A Development Stage Company)

Condensed Interim Statement of Cash Flows

(Unaudited)

	For the nine months ended March 31, 2014	For the nine months ended March 31, 2013	From June 26, 2009 (inception) to March 31, 2014
OPERATING ACTIVITIES
Net loss	$ (30,121)	$ (64,234)	$ (349,993)
Adjustment to reconcile net loss to net cash
used by operating activities:
Increase (decrease) in:
Accounts payable	875	(387)	875
Accrued expenses	(2,016)	17,700	13,046
Depreciation	-	-	906
Impairment of asset	-	-	6,311
Donated services	13,500	7,500	85,000
Cash (used) by operating activities	(17,762)	(39,421)	(243,855)

INVESTING ACTIVITIES
Purchase of furniture and equipment	-	-	(7,317)
Sale of furniture and equipment	-	-	100
Cash (used) by investing activities	-	-	(7,217)

FINANCING ACTIVITIES
Sale of preferred stock	-	-	150,000
Sale of common stock	-	-	40,500
Common stock payable	450,000	-	450,000
Contributed capital	-	-	7,000
Due to related party	-	60,000	61,390
Net cash provided by financing activities	450,000	60,000	708,890

NET INCREASE IN CASH	432,238	20,579	457,818
CASH - BEGINNING OF THE PERIOD	25,580	9,999	-
CASH - END OF THE PERIOD	$ 457,818	30,578	$ 457,818

SUPPLEMENTAL DISCLOSURES:
Interest paid	984	-	2,296
Income taxes paid	-	-	-
Non-cash transactions	13,500	7,500	91,311

The accompanying notes are an integral part of these financial statements.

F-3b

EnzymeBioSystems

(A Development Stage Company)

Notes to the Condensed Interim Financial Statements

March 31, 2014

(Unaudited)

NOTE 1 - CONDENSED INTERIM FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2014 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's June 30, 2013 audited financial statements. The results of operations for the period ended March 31, 2014 are not necessarily indicative of the operating results for the full year.

Basis of Presentation

In the opinion of management, the accompanying balance sheets and related interim statements of income, cash flows, and stockholders' equity include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Preparing financial statements requires management to make estimates and assumptions the affect the reported amounts of assets, liabilities, revenue and expenses. Actual results and outcomes may differ from management's estimates and assumptions.

Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the Form 10-K.

NOTE 2 - GOING CONCERN

These condensed financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of March 31, 2014, the Company has not recognized any revenues and has accumulated operating losses of approximately $349,993 since inception. The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. Management plans to raise equity capital to finance the operating and capital requirements of the Company. Amounts raised will be used to further development of the Company's products, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is putting forth its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

F-4b

EnzymeBioSystems

(A Development Stage Company)

Notes to the Condensed Interim Financial Statements

March 31, 2014

(Unaudited)

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company's management has evaluated all the recently issued accounting pronouncements through the filing date of these financial statements and does not believe that any of these pronouncements will have a material impact on the Company's financial position and results of operations.

NOTE 4 - RELATED PARTY TRANSACTIONS

On March 2, 2011, the Company’s lawfirm made payment of outstanding transfer agent fees on the Company’s behalf. An unpaid balance of $1,390 remains due.

On October 15, 2012, the Company entered into a Promissory Note with A&A Medical Supply LLC for a line of credit up to $100,000. The Chief Financial Officer of EnzymeBioSystems is also an officer of A&A Medical Supply LLC. This note bears interest on the principal at a rate per annum equal to the prime rate (as reported by Citibank - New York as of October 15, 2012. On October 19, 2012 the Company received $40,000 of this line of credit and on November 13, 2012 the Company received an additional $20,000. As of March 31, 2014, $0 was repaid with $61,640 remaining due.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 5 - CONTRIBUTED CAPITAL

During the quarter ended March 31, 2014, the Company's corporate counsel agreed to prepare, write, EDGARize and provide legal opinion for the Company's interim report. The law firm valued these services at $2,500 for the quarter ended March 31, 2014. The law firm decided to contribute this capital to help build goodwill for its law firm.

NOTE 6 - COMMON STOCK PAYABLE

On March 21, 2014, the Company sold 5,869,565 shares of its common stock to a foreign shareholder pursuant to Regulation S for cash of $450,000. As of May 14, 2014 these shares have not been issued and remain payable to the shareholder.

F-5b

EnzymeBioSystems

(A Development Stage Company)

Notes to the Condensed Interim Financial Statements

March 31, 2014

(Unaudited)

NOTE 7 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events from March 31, 2014 through the date the financial statements are issued, and has determined that no such events have occurred.

F-6b

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13 Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses payable by the Company in connection with the Offering of the Common Stock included in this registration statement:

U.S. Securities and Exchange Commission Registration Fee	$508
Legal Fees and Miscellaneous Expenses*	$2,000
Audit Fees*	$5,000
Transfer Agent Fees*	$180
Printing*	$50

Total Expenses	$7,738

*Estimated expenses

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Item 14 Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, unless modified by a corporation's articles of incorporation, a director is not liable to a corporation, its stockholders or creditors for damages unless the director's action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful. The Company may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity. Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

Our bylaws further provide that discretionary indemnification may be authorized (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

Item 15 Recent Sales of Unregistered Securities

In May, 2014, the Company conducted a Regulation S offering in which it sold 6,914,022 shares of the Company's $0.001 par value common stock in exchange for cash of $530,000. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act") and were issued under Regulation S to six (6) foreign corporations who attested they are accredited investors who are not citizens nor residents of the USA. The issuance of these shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the fact that only six (6) foreign entities were involved in the offering, the size of the offering, the manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. The management of the foreign companies were known to us and our management, through pre-existing business relationships, as a long standing business associate. We did not engage in any form of general solicitation or general advertising in connection with these transactions. The investors were provided access to all material information, which they requested and all information necessary to verify such information and was afforded access to our management in connection with this transaction. These foreign companies acquired these securities for investment and not with a view toward distribution, acknowledging such intent to us. They understood the ramifications of their actions. The sale of these shares were to the six foreign entities included: Fleetwood Investments, Inc. (who paid $105,000 cash for 1,369,863 shares), Pigeon Rock Group (who paid $25,000 cash for 326,157 shares), Quattro Associates (who paid $130,000 cash for 1,695,667 shares) and Rycon Corporation (who paid $60,000 cash for 782,609 shares), STSV Investments (who paid $105,000 cash for 1,369,863 shares) and Oceanside Strategies, Inc. (who paid $105,000 cash for 1,369,863 shares). In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted.

Item 16 Exhibits

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Articles of Incorporation	S-1	3.1	09/28/09
3.2	By-laws as currently in effect	S-1	3.2	09/28/09
3.3	Certificate of Designation	8-K	3.3	02/01/11
5.1	Opinion of Thomas C. Cook, Esq., regarding the legality of the securities being registered	X
23.1	Consent of Seale and Beers CPAs	X

Item 17 Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chagrin Falls, Ohio on June 17, 2014.

EnzymeBioSystems
Registrant

Date: June 17, 2014	By:/s/ Gary Rojewski
Gary Rojewski Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary Rojewski Gary Rojewski	Principal Executive Officer	June 17, 2014

/s/ Anushavan Yeranosyan Anushavan Yeranosyan	Principal Accounting Officer/Director	June 17, 2014

/s/ Ashot Martirosyan Ashot Martirosyan	Chief Scientific Officer/Director	June 17, 2014